Exhibit 10.4

Description of Non-Employee Director Compensation

Effective May 23, 2005, each non-employee director of Markel Corporation (“Company”) will receive for services as director an annual fee of $30,000, plus reimbursement of expenses incurred in connection with attending meetings and training sessions attended at the request of the Company. All individual meeting fees were eliminated.

Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company’s Employee Stock Purchase and Bonus Plan (“Stock Plan”). Under the Stock Plan, amounts specified by a director are withheld from that director’s fees and forwarded to an independent administrator who purchases shares of the Company’s Common Stock on behalf of the director participant. In addition, the Company provides a “bonus” of 10% of the net increase in shares purchased under the Stock Plan in a calendar year.

The Company also offers loans to employees to facilitate the purchase of shares under the Stock Plan. Effective July 30, 2002, directors may no longer receive new loans under the Stock Plan, and existing loans will continue in accordance with their terms in effect on that date. In connection with the “grandfathered” loans for directors, the Company provides an incentive payment based on a five-year compound annual growth in book value (“Company Incentive Payment”) as follows:

5 year Compound Annual Growth in Book Value	Company Incentive Payment as % of Original Loan Balance
Under 15%	0%
15%	1.25%
16%	2.0%
17%	2.75%
18%	3.5%
19%	4.25%
20%	5%
21%	5.75%
22%	6.5%
23%	7.25%
24%	8.0%
25%	8.75%
Over 25%	Discretionary

For these purposes, book value is adjusted to exclude the benefits of issuing equity securities at prices above the preceding year-end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

Each non-employee director previously received a one-time award of 1,000 Restricted Stock Units under the Company’s Omnibus Incentive Plan. Such awards vest ratably over a five-year period from the date of grant, although no shares will be issued until the end of five years. Upon vesting and issuance of previously granted restricted stock unit awards, or if a new non-employee director joins the Board of Directors, it is expected that the Board will approve new awards of restricted stock units with the amount and terms of such awards to be determined at that time.